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                                                                      Exhibit 12

                            THE ALLSTATE CORPORATION
                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

(in millions)                                         For the nine months ended
                                                          September 30,            For the Year ended December 31,
                                                     ----------------------------------------------------------------

                                                       2002         2001           2001         2000         1999
                                                     ----------   ----------     ---------   -----------   ----------
1.   Income from continuing operations before income
     taxes, equity in net income of unconsolidated
     subsidiary, dividends on redeemable preferred
     securities of subsidiary trusts and cumulative
     effect of change in accounting principle           $1,133         $990        $1,285        $3,047       $3,907

2.    Dividends from less than 50% owned subsidiary          -            -             -             -            -
                                                     ----------   ----------     ---------   -----------   ----------

3.    Income from continuing operations before
      income taxes (1+2)                                $1,133         $990        $1,285        $3,047       $3,907
                                                     ----------   ----------     ---------   -----------   ----------

      Fixed Charges:

4.    Interest on indebtedness                            $204         $186          $248          $229         $129

5.    Interest factor of annual rental expense              49           46            57            50           50
                                                    ----------   ----------     ---------   -----------   ----------

6.    Total fixed charges  (4+5)                          $253         $232          $305          $279         $179
                                                    ----------   ----------     ---------   -----------   ----------

7.    Dividends on redeemable preferred securities          11           45            69            63           59

8.    Total fixed charges and dividends on
      redeemable preferred securities (6+7)               $264         $277          $374          $342         $238
                                                    ----------   ----------     ---------   -----------   ----------

9.    Income from continuing operations before
      income taxes and fixed charges (3+6)              $1,386       $1,222        $1,590        $3,326       $4,086
                                                    ==========   ==========     =========   ===========   ==========

10.   Ratio of earnings to fixed charges before
      interest credited to contractholder funds (A)        5.3 X        4.4 X         4.3 X         9.7 X       17.2 X
                                                    ==========   ==========     =========   ===========   ==========

11.   Interest credited to contractholder funds         $1,316       $1,292        $1,733        $1,503       $1,362

12.   Total fixed charges including dividends on
      redeemable preferred securities and interest
      credited to contractholder funds (8+11)           $1,580       $1,569        $2,107        $1,845       $1,600
                                                    ----------   ----------     ---------   -----------   ----------

13.   Income from continuing operations
      before income taxes and fixed charges
      including interest credited to
      contractholder funds (3+6+11)                     $2,702       $2,514        $3,323        $4,829       $5,448
                                                    ==========   ==========     =========   ===========   ==========

14.   Ratio of earnings to fixed charges (13/12)           1.7 X        1.6 X         1.6 X         2.6 X        3.4 X
                                                    ==========   ==========     =========   ===========   ==========


(A) The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.